EXHIBIT 99.2

June 30, 2015	QUARTERLY REPORT

Dear Shareholder:

Welcome to banCNotes, the new format for our quarterly report. There is much going on at C&N and we are excited to provide you with additional insight into your Company. We will continue to deliver information and perspective on quarterly financial performance, while adding features that highlight issues relating to our customers, community activities, and our Team of employees. Our goal is to strengthen your relationship with this great company as we pursue our Vision of being the foremost source of financial advice, counsel, and solutions for the clients and communities we serve. We hope you find this enlightening.

During the second quarter, management was focused on activities to reverse the trend of declining net interest income primarily caused by a flat yield curve and lack of loan growth. Declining margin revenue is the major reason for recent decreases in earnings and success in this effort will be a key for C&N to deliver future earnings growth to support shareholder value. In addition, our priorities include maintaining strong credit quality, growing noninterest revenue from a variety of business lines, and controlling expense growth while investing in areas we believe will drive future revenue. Second quarter results illustrate progress on all of these priorities.

Earnings per share for the second quarter 2015 were $0.36, up from $0.31 in the first quarter 2015 and $0.33 in the second quarter 2014. For the six months ended June 30, 2015, earnings per share was $0.67, as compared to $0.68 for the first six months of 2014. Return on average assets for the first six months of 2015 was 1.31%, and return on average equity was 8.66%.

While the yield curve remains a challenge and the net interest margin contracted slightly during the second quarter of 2015, loans outstanding increased $35 million during the second quarter. As a result, net interest income increased to $10.01 million from $9.95 million in the first quarter 2015. Net interest income was $263,000 (2.6%) lower than the second quarter 2014 amount of $10.27 million. For the first six months of 2015, net interest income of $19.96 million was lower by $431,000 (2.1%) as compared to the amount for the first six months of 2014. The net interest margin of 3.69% in the second quarter 2015 was down from 3.74% in the first quarter 2015 and 3.84% in the second quarter 2014, and the net interest margin of 3.71% for the first six months of 2015 was down from 3.86% in the first six months of 2014. The decrease in margin in 2015 has resulted from reductions in yields on earning assets, mainly loans and available-for-sale securities, accompanied by a smaller decrease in average rates paid on deposits and borrowed funds.

The provision for loan losses was $221,000 in the second quarter 2015 down from $446,000 in the second quarter 2014. For the first six months of 2015, the provision for loan losses totaled $224,000 as compared to $135,000 for the first six months of 2014. Overall credit quality remains strong with continued, steady improvement in levels of past due and non-performing loans, as well as net charge-offs.

Noninterest revenue, excluding securities gains, totaled $3.96 million in the second quarter 2015, up from $3.49 million in the first quarter 2015 and down slightly from $3.98 million in the second quarter 2014. Noninterest revenue totaled $7.45 million for the first six months of 2015, down $282,000 (3.6%) from the corresponding period in 2014. The increase in noninterest revenue in the second quarter 2015 as compared to the first quarter was primarily due to increases in service charges on deposit accounts and revenues from Trust and brokerage services, and a more favorable valuation of mortgage servicing rights. In comparing second quarter and first six months of 2015 noninterest revenue to the same periods in 2014, growth in Trust and brokerage revenues were offset by decreases in service charges on deposit accounts, gains on the sale of residential mortgages, and valuation of mortgage servicing rights.

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In the second quarter 2015, C&N generated gains from sales of securities totaling $932,000, and also incurred a loss $910,000 from prepayment of $10 million of borrowed funds (repurchase agreements). There were minimal securities gains in the first quarter of 2015, the second quarter of 2014, and the first six months of 2014; there were no losses from prepayment of borrowings in any of these prior periods. Management estimates the effect of selling the securities and using the proceeds to pay down on the borrowing to be an increase in net interest income of approximately $84,000 (pre-tax) over the next 12 months, while this transaction has reduced the remaining balance of long-term borrowings under repurchase agreements to $51 million.

Noninterest expenses, excluding loss on prepayment of borrowings, totaled $7,964,000, down from $8,464,000 in the first quarter 2015 and $8,347,000 in the second quarter 2014. For the first six months of 2015, noninterest expenses, excluding loss on prepayment of borrowings, totaled $16,428,000, down $443,000 (2.6%) from the first six months of 2014. The decrease in noninterest expenses was the result of a number of factors and reflects management’s ongoing focus on controlling overhead expenses.

Total assets and deposits remained relatively stable as of June 30, 2015 compared to the prior quarter, year-end 2014 and June 30, 2014. As stated earlier, total loans increased $35 million during the second quarter and have grown $42 million since June 30, 2014. These results reflect the success of ongoing business development activities in all of our markets. We are focused on driving continued loan growth and providing additional value to these relationships that will support future growth in other areas of the business.

C&N’s capital position is very strong, by all measures, and remains the cornerstone of a balance sheet that is poised to support growth. We continue to take steps to support shareholder value including maintaining a strong cash dividend and continuation of the common stock repurchase program. The second quarter dividend was $.26 per share producing a yield of 5.06% based on the June 30, 2015 market price of $20.55. The Company repurchased 20,200 shares during the second quarter of 2015 at an average price of $19.46 per share. Cumulatively, 384,300 shares have been repurchased at an average price of $19.30 since the plan to buy back up to 622,500 shares was announced in July 2014.

I would like to close by thanking our Team for their energy and engagement. We have quickly built on the strong relationships that existed throughout the organization and with our Board of Directors, and have re-energized our market Advisory Boards. Our progress during the second quarter is a preview of the results we can achieve as we work collectively to deliver to our customers and grow our franchise. As shareholders, I encourage you to engage with C&N. We want to be your source of financial advice, counsel, and solutions, and welcome your feedback.

Thank you for your ongoing support.

J. Bradley Scovill

President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data) (Unaudited)

	2ND	2ND
	QUARTER	QUARTER
	2015	2014
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,186	$11,563	$(377)	-3.26%
Interest Expense	1,176	1,290	(114)	-8.84%
Net Interest Income	10,010	10,273	(263)	-2.56%
Provision for Loan Losses	221	446	(225)	-50.45%
Net Interest Income After Provision for Loan Losses	9,789	9,827	(38)	-0.39%
Other Income	3,962	3,980	(18)	-0.45%
Net Gains on Available-for-sale Securities	932	103	829	804.85%
Loss on Prepayment of Borrowings	910	0	910
Other Noninterest Expenses	7,964	8,347	(383)	-4.59%
Income Before Income Tax Provision	5,809	5,563	246	4.42%
Income Tax Provision	1,452	1,400	52	3.71%
Net Income	$4,357	$4,163	$194	4.66%

PER COMMON SHARE DATA:
Net Income – Basic	$0.36	$0.33	$0.03	9.09%
Net Income – Diluted	$0.36	$0.33	$0.03	9.09%
Dividend Per Share	$0.26	$0.26	$0.00	0.00%
Number Shares Used in Computation - Basic	12,199,996	12,441,679
Number Shares Used in Computation - Diluted	12,222,526	12,459,384

	6 MONTHS ENDED
	JUNE 30,
	2015	2014
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$22,349	$22,969	$(620)	-2.70%
Interest Expense	2,389	2,578	(189)	-7.33%
Net Interest Income	19,960	20,391	(431)	-2.11%
Provision for Loan Losses	224	135	89	65.93%
Net Interest Income After Provision for Loan Losses	19,736	20,256	(520)	-2.57%
Other Income	7,449	7,731	(282)	-3.65%
Net Gains on Available-for-sale Securities	1,006	134	872	650.75%
Loss on Prepayment of Borrowings	910	0	910
Other Noninterest Expenses	16,428	16,871	(443)	-2.63%
Income Before Income Tax Provision	10,853	11,250	(397)	-3.53%
Income Tax Provision	2,681	2,799	(118)	-4.22%
Net Income	$8,172	$8,451	$(279)	-3.30%

PER COMMON SHARE DATA:
Net Income – Basic	$0.67	$0.68	$(0.01)	-1.47%
Net Income – Diluted	$0.67	$0.68	$(0.01)	-1.47%
Dividend Per Share	$0.52	$0.52	$0.00	0.00%
Number Shares Used in Computation - Basic	12,233,964	12,429,717
Number Shares Used in Computation - Diluted	12,255,672	12,451,459
Market Value (Last Trade)	$20.55	$19.49	$1.06	5.44%
Price Earnings Multiple (Annualized)	15.34	14.33	1.01	7.05%
Dividend Yield (Annualized)	5.06%	5.34%	-0.28%	-5.24%

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands, Except Per Share Data) (Unaudited)

	JUNE 30,	JUNE 30,	JUNE 30, 2015 vs 2014
	2015	2014	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$35,405	$59,948	$(24,543)	-40.94%
Available-for-sale Securities	497,111	512,748	(15,637)	-3.05%
Loans Held for Sale	192	0	192
Loans, Net	656,518	614,347	42,171	6.86%
Intangible Assets	11,983	12,012	(29)	-0.24%
Other Assets	54,513	57,150	(2,637)	-4.61%
TOTAL ASSETS	$1,255,722	$1,256,205	$(483)	-0.04%

LIABILITIES
Deposits	$978,449	$979,239	$(790)	-0.08%
Repo Sweep Accounts	4,806	4,637	169	3.64%
Total Deposits and Repo Sweeps	983,255	983,876	(621)	-0.06%
Borrowed Funds	77,916	73,201	4,715	6.44%
Other Liabilities	7,578	9,955	(2,377)	-23.88%
TOTAL LIABILITIES	1,068,749	1,067,032	1,717	0.16%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income	182,887	183,757	(870)	-0.47%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on Available-for-sale Securities	4,077	5,316	(1,239)	-23.31%
Defined Benefit Plans	9	100	(91)	-91.00%
TOTAL SHAREHOLDERS' EQUITY	186,973	189,173	(2,200)	-1.16%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,255,722	$1,256,205	$(483)	-0.04%

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